Exhibit 10.20

                        AGREEMENT FOR THE SALE OF ASSETS
                                 BY AND BETWEEN
                               VISATEX CORPORATION
                                       AND
                        DIGITAL DESCRIPTOR SYSTEMS, INC.

     THIS AGREEMENT is executed as of this ___ day of January, 1996, by and among VISATEX CORPORATION, a California corporation (the "Company") and DIGITAL DESCRIPTOR SYSTEMS, INC., a Delaware corporation ("Purchaser").

                                 R E C I T A L S

     (c) The Company develops, licenses, distributes and maintains computer software for facial identification, classification, storage and crime analysis for use by law enforcement agencies (the "Business"); and

     (d) Purchaser desires to acquire all of the assets of the Business from the Company.

     THEREFORE, in consideration of the mutual agreements, covenants and provisions contained herein, Purchaser and the Company hereby mutually agree to the terms and conditions which follow.

                                A G R E E M E N T

                                    ARTICLE I

                                 SALE OF ASSETS

     1.1 Assets. Subject to the terms and conditions of this Agreement, Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to sell, assign, transfer, convey and deliver to Purchaser, as of January 1, 1996, all of the property, assets, interests and rights owned by the Company as of the Closing in the Business (in each case, free and clear of all liens, claims, security interests and encumbrances whatsoever) including, without limitation, the following:

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          (a) all of the Company's intangible rights and properties, all trademarks and service marks, trademark and service mark registrations and trademark and service mark applications, trade names, assumed names, service names, copyrights, copyright registrations, patents and patent applications, patent, copyright and trademark licenses, franchises and all other licenses, trade secrets, computer programs and software, however stored, including but not limited to software routines, tools, source code, object code, algorithms, build procedures, and related documentation, inventions, discoveries and improvements, shop rights and know-how owned or used by the Company in the conduct of the Business (collectively "Intellectual Property"), including certain computer software products (the "Software Products") all as set forth on Schedule 1.1(a);

          (b) equipment, machinery, fixtures and furniture used in connection with the Business (the "Equipment") all of which are set forth on Schedule 1.1(b);

          (c) work in process of the Business ("Work In Process");

          (d) the corporate name of the Company - "Visatex Corporation" - including all assumed names and other names used by the Company in connection with the Business provided, however, that the Company may continue to use its name through August 31, 1996, for the sole purpose of winding up its business; and

          (e) all of the good will of the Business, customer lists, sales leads, prospects lists, mailing lists, advertising and promotional material, and administrative and accounting information with respect to Work in Process and books and records with respect to Intellectual Property and other Assets of the Business;

provided, however, Purchaser shall not purchase and the Company shall not sell any of the Excluded Assets as defined in Section . The assets to be conveyed hereunder, including the Assumed Contracts described below, are referred to collectively as the "Assets."

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     1.2  Assumed Contracts. The Company shall assign and Purchaser shall assume as of January 1, 1996 all right, title and interest in and to and all obligations under those certain contracts and agreements listed on Schedule 1.2 (the "Assumed Contracts").

     1.3 Work in Process. Purchaser shall assume all Work in Process of the Company as of January 1, 1996, including ongoing fixed bid projects, time and material consulting (and any maintenance and support agreements listed in Schedule 1.2). The amounts paid or payable by a customer with respect to Work in Process shall be prorated as of January 1, 1996 by Purchaser and the Company based on the relative amount of work performed prior to the Closing Date and to be performed after the Closing Date.

     1.4 Excluded Assets. Purchaser shall not purchase and the Company shall not sell those assets of the Company, including any assets used or useful in the Business, which are listed on Schedule 1.4.

     1.5 Sale. The sale of the Assets and the other transactions referred to in this Agreement are collectively referred to as the Sale.

                                   ARTICLE II

                                  CLOSING DATE

     2.1 Closing. The Closing shall be held on January 2, 1996 at 10:00 a.m., or on such later date as the parties may agree, at the business office of the Company located at 1745 Dell Avenue, Campbell, California 95008. At the Closing, Purchaser shall deliver to the Company, by cashier's check or wire transfer in accordance with the written instructions of the Company, the amount of $100,000; the parties will execute, deliver and exchange the bills of sale, assignment and assumption agreements, certificates, opinions, letters, and other documents necessary in the reasonable opinion of counsel for each party to transfer the Assets from the Company to Purchaser.

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     2.2  Closing Prorations. At the Closing, the parties shall prorate all costs and expenses of the Business as of January 1, 1996. The Company shall be responsible for all costs and expenses incurred by the Company for the Business on or before December 31, 1995. The Purchaser shall be responsible for all costs and expenses incurred after December 31, 1995. All revenues paid or payable with respect to the Work in Process shall be prorated as provided in Section 1.1(c), 1.3.

     2.3 Transfer of Software Products. At the Closing, the Company shall deliver to Purchaser a master copy of all computer programs and other software included in the Assets, including each Software Product (in both source code and object code form), and shall deliver to Purchaser all additional copies of the Software Products and any other software included in the Assets, or the Company shall follow Purchaser's instructions regarding the destruction of all such copies.

                                   ARTICLE III

                                 PURCHASE PRICE

     3.1 Purchase Price. Subject to adjustment for any losses under Section 12.1, Purchaser shall pay to the Company the purchase price (the "Purchase Price") by cashier's check or wire transfer in accordance with the instructions of the Company in the following amounts and in the following manner:

          (a) an amount equal to One Hundred Thousand Dollars ($100,000) payable at the Closing, plus

          (b) a portion of the Revenues (as defined below) earned by Purchaser in connection with the licensing and maintenance of certain software (the "Royalties"), calculated and payable as follows:

               (i) Purchaser shall pay to the Company as the Royalties the greater of:



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                    (1) Ten percent (10%) of the Revenues (as defined below in subsection ) earned by Purchaser, during the three (3) years following January 1, 1996, from the licensing and maintenance of the Software Products listed on Schedule 1.1(a), any derivatives thereof developed by Purchaser (the "Derivatives"), and any of Purchaser's CompuCapture products licensed to a customer who converts to the use of such products in place of the Company's FotoFile product ("CompuCapture Replacement Products"), or

                    (2) The total commissions based on the commission rates, as set forth in Schedule 3.1(b)(i), for each of the Software Products licensed to customers during the three (3) year period following January 1, 1996, determined according to the minimum rate per site where the Software Products, Derivatives or CompuCapture Replacement Products are installed.

               (ii) For purpose of calculating the Royalties, a site licensing any of the Software Products, Derivatives or CompuCapture Replacement Products (a "Site") is defined as an agency address, provided, however, that with respect to agencies with multiple regions, substations or offices (such as large police departments or county, state or federal agencies), each address at which a licensed copy of a Software Product, Derivative or CompuCapture Replacement Product is installed or which is accessing a network where such software is installed shall be treated as a separate Site.

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               (iii) The "Revenues" earned by Purchaser under this Section shall mean the sum of:

                    (1) all amounts collected from customers of Purchaser
               (including former customers of the Company) for license fees incurred during the three (3) year period following January 1, 1996, minus any rebates or refunds paid by Purchaser in connection with such fees, plus

                    (2) the) net profits realized by Purchaser in connection
               with its software maintenance services provided to customers of Purchaser (including former customers of the Company), after deducting any and all of Purchaser's costs and expenses incurred in providing such maintenance services, during the three (3) year period following January 1, 1996.

               (iv) Other than the prepayment of Royalties pursuant to section below, the first payment of Royalties shall be due on or before January 30, 1997 for the one-year period following the Closing Date. Thereafter, all payments of Royalties shall be calculated (pursuant to Section 3.1(b)(i)) and paid on a quarterly basis within thirty (30) days after the end of each quarter, with the final Royalty payment due within thirty (30) days after the third anniversary of the Closing Date.

          (c) On or before January 31, 1996 (the "Initial Royalty Payment Date"), Purchaser shall pay to the Company, an amount equal to Sixty Thousand Dollars ($60,000), as a prepayment of the Royalties which will become due and owing after Closing under 3.1(b). During the three (3) years during which Royalties become due, the first Twenty Thousand Dollars ($20,000) of Royalties due each year will be deducted from the amount of Royalties otherwise due from Purchaser to the Company.

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     3.2 Monthly Reports. Within twenty-five (25) days after the last day of each month, Purchaser shall provide to the Company a monthly report which sets forth all collected Revenues for the preceding month with the name, address and phone number of the customer making payment and the date of payment. Purchaser shall keep accurate books and records in sufficient detail to determine the collected Revenues of Purchaser. Purchaser shall permit the Company to reasonably examine, inspect and audit its books and records from time to time, however, no more often than once during each six (6) month period, while the Royalties are due. Review, inspection or audit of books and records shall be by an authorized representative of the Company during usual business hours at the principal office of Purchaser upon reasonable advance notice or the Company may require that Purchaser copy and send relevant documentation to the Company or its representative at the Company's expense. The Company shall bear the full cost of any such audit or inspection, provided, however, that if such audit or inspection reveals that the Royalties paid by Purchaser for any period were more than five percent (5%) less than the amount actually due, then the Purchaser shall reimburse the Company for the expense of the audit or inspection and shall promptly pay to the Company the full amount of such underpayment.

     3.3 Offset for Losses. The payment of Royalties shall be subject to offset at any time on or prior to the date on which such Royalties are due for any loss incurred by Purchaser, as defined and provided for in Article XII; provided that Purchaser may, in its sole discretion, assert such claim directly against the Company. In the event the Purchaser claims the benefit of such an offset, but such loss is subsequently found not to be substantiated under Article XII in whole or in part, the amount to which Purchaser is not entitled shall be paid to the Company promptly upon such determination.

     3.4 Sales Taxes. The Purchase Price to the Company shall be a net price, and Purchaser shall be liable for sales or use tax, if any, based upon, or in relationship to the transactions herein, assessed by California or any other state or county taxing authorities.

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                                  ARTICLE IV

            COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the exhibits and schedules attached hereto (collectively the "Visatex Disclosure Schedules"), as of the date of this Agreement the Company makes the following covenants, representations and warranties to Purchaser, all of which shall remain in effect as of the Closing
Date:

     4.1 Legal Status. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company is not qualified as a foreign corporation to do business in any other jurisdiction and the character of its properties owned or held under lease and the nature of its activities do not make qualification necessary. The Company shall deliver to Purchaser complete and correct copies of its Articles of Incorporation (certified by the Secretary of State of California) and By-Laws (certified by the Secretary of the Company) as in effect on the date of this Agreement and the Closing Date.

     4.2 Subsidiaries and Affiliates; Conflicts of Interest. The Company has no subsidiaries nor will any be in existence on the Closing Date. Neither the Company nor any of the directors or officers of the Company or any member of a family of any such person owns directly or indirectly any interest in, or is a director, officer or employee of, any corporation, partnership, firm, association or business organization (other than any entity the equity securities of which are listed on a national securities exchange or quoted in the National Association of Securities Dealers Automated Quotation System where less than 1% of the voting power of any such entity is owned by any of such persons directly or indirectly) which is a competitor, potential competitor, supplier or customer of the Company.

     4.3 Authorization, etc. The Company has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The Board of Directors of the Company and by their unanimous consent the holders of sixty-six


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and two-thirds percent (66 2/3%) all of the shares of stock of the Company have taken or by the Closing Date will have taken all actions required by law, the Company's Articles of Incorporation, its By-Laws or otherwise to be taken by them to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company.

     4.4 Financial Statements. The Company has delivered to Purchaser the unaudited financial statements of the Company through [October 31, 1994]. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated (unless otherwise specified) and the Financial Statements present fairly the financial condition of the Company on such dates and the results of its operation for the periods then ended (subject, in the case of interim statements, to normal year-end adjustments which will not be material in amount or effect).

     4.5 Absence of Changes. Except as set forth on Schedule 4.5and other than pursuant to, or as contemplated by, this Agreement and the various related or ancillary documents and agreements contemplated hereby or executed in connection herewith (all of which, including this Agreement, are referred to as the "Transaction Documents"), since the date of the most recent Balance Sheet delivered to Purchaser, there has not been with respect to the Company:

          (a) any material change in the condition (financial or other), properties, assets, business or prospects of the Company except changes in the ordinary course of business which have not in any one case or in the aggregate been materially adverse, and no such changes are anticipated by the Company or its Shareholders;

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


          (b) any damage, destruction or loss (whether covered by insurance or not) materially and adversely affecting the business, property, assets, goodwill or prospects of the Company taken as a whole;

          (c) any application, registration or other procedure initiated for the purpose of securing one or more patents, trademarks, tradenames, copyrights or any other proprietary or intellectual property rights in or to any of the Intellectual Property, by the Company or by any other party;

          (d) any material sale, lease, abandonment or other disposition by the Company of any interest in real property or other than in the ordinary course of business, any machinery, equipment, inventory (whether deemed obsolete or not) or other operating property;

          (e) any sale, assignment, transfer, license or other disposition by the Company of any patent, trademark, trade name, brand name, copyright (or any application for any patent, trademark or copyright), invention, process, know-how, formula or trade secret or interest thereunder or other intangible asset; or

          (f) any other occurrence, event or condition that has or, to the best of the Company's knowledge after reasonable inquiry, may have a material adverse effect on the condition (financial or other), properties, assets, business, goodwill or prospects of the Company.

     4.6 No Violation of Statute or Contract. Except as set forth on Schedule 4.6, neither the execution and delivery of this Agreement, nor the compliance with the terms and provisions of this Agreement on the part of the Company will

          (i) conflict with or result in a breach or violation of any of the terms, conditions or provisions of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default)

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     under, (A) the  Articles  of  Incorporation or By-Laws of the Company, or
     (B) any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company, or any of its properties, assets, licenses or permits, which the Company reasonably expects would have a materially adverse effect on the condition (financial or otherwise), results of operations or business of the Company, or

          (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective assets of the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, shareholders' agreement, license, lease, or other agreement, instrument or obligation to which the Company is a party, or by which the Company or its properties or assets may be bound or affected which, to the best of the Company's knowledge, would have a materially adverse effect on the condition (financial or otherwise), results of operations or business of the Company taken as a whole.

     4.7 Regulatory Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any government or regulatory authority is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement.

     4.8 Accounts Receivable. Schedule 4.8 sets forth a complete and accurate schedule of the accounts receivable (billed and unbilled) as of November 30, 1995 and an aging of the accounts as of that date. At the Closing the Company shall deliver to Purchaser an updated schedule of the accounts receivable (billed and unbilled) as of the Closing Date, together with an aging of the accounts.

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     4.9 Prepaid Expenses. Schedule 4.9 sets forth all prepaid expenses of the
Company as of November 30, 1995. At the Closing, the Company will deliver an updated Schedule 4.9 for all prepaid expenses to be assigned to Purchaser at the Closing.

     4.10 Real Property. The Company does not own any interest in real property. The Company leases approximately 2,097 square feet of space at 1745 Dell Avenue, Campbell, California 95008 under a Lease Agreement with Dell Associates II, a general partnership, dated August 8, 1986, as amended (the "Lease"). The Company has delivered or shall deliver a true and correct copy of the Lease to Purchaser.

     4.11 Tangible Personal Property. Schedule 4.11 sets forth a complete and accurate description (specifying the location of each item) of tangible personal property which is

          (a) owned by, leased or consigned to the Company (identified as owned, leased or consigned) and

          (b) with respect to owned property is reflected on the Company's books (except for Work in Process), together with a list of all security interests or other encumbrances in the personal property.

All personal property is in good operating condition and repair and is adequate and sufficient for all operations now conducted by the Company. The property listed on Schedule 4.11 constitutes all tangible personal property necessary for the Company's conduct of its business.

     4.12 Deposits. Schedule 4.12 sets forth a description of the deposits made by the Company or which the Company is holding as of the date of this Agreement which will be assigned to Purchaser, together with a description of the nature of such deposits. The Company will update Schedule 4.12 as of the Closing Date.

     4.13 Title and Assets. The Company has good and marketable title to all of the Assets, free and clear of restrictions on or conditions to transfer or

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assignment, and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except as disclosed in this Agreement and the Schedules.

     4.14 Intellectual Property.

          (a) Description. Schedule 1.1(a) sets forth a complete description of all trademarks and service marks, trademark and service mark registrations and trademark and service mark applications, trade names, assumed names, service names, copyrights, copyright registrations, patents and patent applications, patent, copyright and trademark licenses, franchises and all other licenses, trade secrets, computer programs and software, source code, build procedures, algorithms, and related documentation, inventions, discoveries and improvements, shop rights and know-how owned or used by the Company in the conduct of its business (collectively "Intellectual Property" which includes the "Software Products"). Except as noted on
     Schedule 1.1(a), the Company owns, or is licensed or otherwise has the exclusive right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted.

          (b) No Infringement by the Company. Except as set forth in Schedule 4.14(b), no claim has been asserted by any person with respect to the ownership, use, transfer, license or other disposition of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement with respect thereto, and the Company does not know of any valid basis for any such claim; and to the best of the Company's knowledge after reasonable inquiry, the use of Intellectual Property by the Company, the development, use, license or distribution of any software program or process, tool, aid or routines by the Company does not and after the Closing Date is not reasonably expected to, infringe on the rights of any person, if used, distributed, licensed or sold in the same manner as used by the Company prior to the Closing Date.

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          (c) No Infringement by Other Parties. To the best of the Company's knowledge after reasonable inquiry, no third party is known or believed by the Company to be infringing on any Intellectual Property.

          (d) Procedures for Copyright Protection. Schedule 4.14(d) sets forth the form and placement of the proprietary legends and copyright notices displayed in or on the Software Products. To the best of the Company's knowledge, after reasonable inquiry, in no instance has the eligibility of the Software Products for protection under applicable copyright law been forfeited to the public domain by omission of any required notice or any other action.

          (e) Procedures for Trade Secret Protection. The Company has used its best efforts as is customary and reasonable in its industry to institute and follow certain safeguards to protect its trade secrets. Insofar as the Company knows, there has been no material violation of such safeguards by any person or entity. The source code and system documentation relating to the Software Products

               (i) have at all times been maintained in confidence and

               (ii) have been disclosed by the Company only to employees and consultants having "a need to know" the contents thereof in connection with the performance of their duties to the Company.

          (f) Personnel Agreements. All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Software Products, related technical documentation (the "Technical Documentation"), or Intellectual Property on behalf of the Company either

               (i) have been party to a "work-for-hire" arrangement or agreement with the Company, in accordance with applicable federal and state law,


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          that has accorded the Company full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising, or

               (ii) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company full, effective, and exclusive ownership of all tangible and intangible property thereby arising.

          (g) Adequacy of Technical Documentation. To the best of the Company's knowledge, the Technical Documentation includes the source code, system documentation, statements of principles of operation, and schematics for all Software Products, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer. The Technical Documentation also includes any program (including compilers), "workbenches," tools, and higher level (or "proprietary") language necessary for the development, maintenance, and implementation of the Software Products.

          (h) Third-Party Components in Software Products. Schedule 4.14(h) sets forth and identifies any Software Products, Technical Documentation or other Intellectual Property which is licensed by Company ("Licensed Material"). The Company has validly and effectively obtained the right and license to use, copy, modify, and distribute any Licensed Material.

          (i) Third-Party Interests or Marketing Rights in Software Products. The Company has not granted, transferred, or assigned any right or interest in the Software Products, the Technical Documentation or the Intellectual Property to any person or entity, except pursuant to the agreements listed in Schedule 1.2. Except as set forth in Schedule 1.2, all such agreements constitute only end-user agreements, each of which grants the end-user thereunder solely the nonexclusive right and license to use one or more identified Software Product(s) and related user documentation, for internal

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     purposes only, on a single central processing unit (CPU), on a single network or under the terms of a site license. There are no contracts, agreements, licenses, and other commitments and arrangements in effect with respect to the marketing, distribution, licensing, or promotion of the Software Products, the Technical Documentation or the Intellectual Property by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization.

          (j) Limitation on Warranty. The Company does not warrant that the Software Products, the Technical Documentation or the Intellectual Property will meet any specified or unspecified requirements or operate in any specified or unspecified combinations that Purchaser may select for use; that the Software Products, the Technical Documentation or the Intellectual Property is error free; or that all defects in the Software Products, the Technical Documentation or the Intellectual Property will be corrected. No oral or written statement by the Company or by a representative of the Company shall create a warranty or increase the scope of this warranty. The Company does not warrant that the Software Products, the Technical Documentation or the Intellectual Property is free from any virus, software routine or other program designed to permit unauthorized access, to disable, to erase, or otherwise to harm software, hardware or data, or to perform any other such actions.

     4.15 Material Contracts. The Assumed Contracts are all of the contracts, commitments, agreement, licenses or arrangements necessary for the operation of the Business. Purchaser shall have no obligation or liability under or assume any responsibility, by operation of law or otherwise, for any contract other than the Assumed Contracts.

     4.16 Permits and Licenses. To the best of the Company's knowledge after reasonable inquiry, Schedule 4.16 sets forth a complete and accurate list of all governmental permits, licenses and certifications issued to the Company. To the best of the Company's knowledge after reasonable inquiry, such permits, licenses and certifications constitute all such permits, licenses and certifications

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necessary for the conduct of the business by the Company. All of such permits, licenses and certifications are in full force and effect. To the best of the Company's knowledge after reasonable inquiry, no violations are known to the Company to exist or have been recorded with respect to any of such permits, licenses or certifications and no proceeding is pending (other than reapplication pursuant hereto) or known to the Company to be threatened with respect to any permit, license or certification.

     4.17 Claims and Litigation. There is no litigation, proceeding, demand, action or claim pending and the Company has not been notified of any threatened litigation, proceeding, demand, action or claim, now or at any time in the last five (5) years against the Company before any court or governmental or other regulatory or administrative agency or commission, except as set forth on Schedule.

     4.18 Labor Relations Matters. To the best of its knowledge, the Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. The Company has not been notified of any unfair labor practice complaint against the Company pending before the National Labor Relations Board, any state labor relations board or any other court or tribunal. Within the last five (5) years there has not been any, and there is currently no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting the Company or any of its operations. No grievance nor any arbitration proceeding arising out of or under any labor agreement is pending and no claim therefor exists. The Company has no collective bargaining agreements or other agreements with labor organizations.

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     4.19 Tax Matters

          (a) Except as set forth on Schedule 4.19, each of the Company, or any affiliated, combined or unitary group of which the Company is or was a member, as the case may be, has

               (i) filed when due with the appropriate federal, state, local, foreign and other governmental agencies, all tax returns, estimates and reports required to be filed by it,

               (ii) paid when due and payable all requisite federal, state, local or foreign taxes, levies, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest and penalties thereon and unemployment and social security taxes ("Taxes").

          (b) The Company has withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

     4.20 Benefit Plans.

          (a) For purposes of this Agreement, the term "Employee Plan" includes all pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans, or other employee benefit plans or arrangements, including, without limitation, any "pension plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") and any "welfare plan" as defined in Section 3(1) of ERISA, whether or not funded, and whether written or oral, to which the Company is a party or bound or with respect to which the Company may otherwise have any liability (including any such plan maintained by the Company within the last three calendar years) or with respect to which the Company has made any payments or contributions covering any employee of the Company within the last three calendar years.

          (b) Except as set forth on Schedule 4.20, the Company does not have nor sponsor any Employee Plan whether formal or informal. The Company does not have any legally binding commitment, whether formal or informal, to create any Employee Plan. Except as set forth on Schedule 4.20, no separate trust is maintained in conjunction with any such plan.

     4.21 ERISA Matters.

          (a) Any trust created under an Employee Plan that is an employee pension benefit plan qualifiable under Section 401 of the Code has been determined by the Internal Revenue Service to be a "qualified" trust within the meaning of the Code.

          (b) The Company does not maintain or contribute to and has not in the last five (5) years maintained or contributed to any multi-employer plan.

     4.22 Environmental Matters. To the best of its knowledge after reasonable inquiry, the Company is in compliance with all terms and conditions of the required permits, licenses and authorizations, and is also in compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all federal, state and local laws ("Environmental Laws") relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, hazardous or toxic materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, hazardous or toxic materials or wastes or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. To the best of its knowledge after reasonable inquiry, the Company is not aware of, nor has it received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance in all material respects, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to any Environmental Law.

     4.23 Compliance with Applicable Law. To the best of the Company's knowledge after reasonable inquiry, the Company has in the past complied and is presently complying, in all material respects, with all applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local or otherwise) (collectively, "Laws").

     4.24 Hazardous Substances. To the best of its knowledge after reasonable inquiry, the Company has not during the past five years generated or otherwise owned or possessed, stored, treated, disposed of, or transported any Hazardous Substances. As used herein, the term "Hazardous Substances" means any hazardous or toxic substance, material or waste listed, classified, defined or regulated under applicable federal, state or local Laws, regulations or judicial interpretations thereof, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act, and any applicable provisions and the regulations and publications promulgated pursuant to said Laws.

     4.25 Full Disclosure. No representation, warranty or covenant in this Agreement, nor any statements, financial statements, certificates, schedules or exhibits furnished to Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein in the light of the circumstances under which they were or are to be made, not misleading. Neither the Company nor the Shareholders have any information which leads any of them to believe that there is any impending materially adverse change in the business of the Company.

                                    ARTICLE V

             COVENANTS, REPRESENTATIONS AND WARRANTIES OF PURCHASER

     As of the date hereof, Purchaser makes the following covenants, representations and warranties to the Company, all of which shall remain in effect as of the Closing Date:

     5.1 Legal Status.

          (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b) Purchaser has the corporate power to own and lease its property and to carry on its business as and where such property is now owned or leased or such business is conducted on the date hereof.

     5.2 Authorization. Purchaser has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The Board of Directors of Purchaser has taken or by the Closing Date will have taken all actions required by law, its Articles of Incorporation, its By-Laws or otherwise to be taken by it to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and, no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser.

     5.3 Regulatory Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any government or regulatory authority is required to be obtained or made by Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement.

                                   ARTICLE VI

             CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE

     The obligations of Purchaser to consummate the transactions set forth in this Agreement as provided hereunder are subject to the satisfaction, or waiver in writing by Purchaser, on or prior to the Closing Date, of each of the following conditions:

     6.1 Corporate Action. All corporate and other actions necessary to authorize this Agreement and to consummate the transactions contemplated hereby by the Company shall have been duly taken on or prior to the Closing Date, and the Company shall have delivered to Purchaser a certificate of the Company to that effect together with a certified copy of resolutions of the Board of Directors and Shareholders of the Company authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     6.2 Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though all such representations and warranties had been made as of such date and there shall have been delivered to Purchaser certificates validly executed by an authorized officer of the Company, to that effect, dated as of the Closing Date.

     6.3 Investigations. Neither Purchaser's investigation of the Company, nor of the Visatex Disclosure Schedules hereto, nor Purchaser's investigation of any other document delivered to Purchaser as contemplated by this Agreement, shall have revealed any facts or circumstances that, in the good faith judgment of Purchaser, reflect in a materially adverse way on the Assets, the Assumed Contracts, or the operations or prospects of the Business.

     6.4 Performance of Obligations. Each and all of the covenants and agreements of the Company to be performed or complied with pursuant to this Agreement shall have been duly performed and complied with in all material respects or duly waived by Purchaser and there shall have been delivered to Purchaser a certificate validly executed by an authorized officer of the Company to that effect, dated as of the Closing Date.

     6.5 Opinion of Counsel. Purchaser shall have been furnished an opinion, dated the Closing Date, of counsel for the Company in a form acceptable to Purchaser, except that Purchaser shall not require any opinion on the good standing status and tax clearance status of the Company.

     6.6 Governmental Approvals. Any and all approvals and authorizations of, filings and registrations with, and notifications to, any governmental or regulatory authority required for the execution and delivery of this Agreement by the Company and the performance of its obligations hereunder shall have been duly obtained or made and shall be in full force and effect.

     6.7 Litigation. At the Closing Date, there shall be no litigation pending or threatened in which any injunction is or may be sought against or seeking damages from the Company or Purchaser in connection with the Sale.

     6.8 Obtain Consents. At or prior to the Closing Date, the Company shall have obtained any consent, authorization, approval or exemption required to be obtained or made by it in connection with the transfer of the Assets, not otherwise waived in writing by Purchaser.

                                   ARTICLE VII

              CONDITIONS PRECEDENT TO INITIAL ROYALTY PAYMENT DATE

     The obligations of Purchaser to pay the Royalty prepayment pursuant to
Section 3.1(c) are subject to the satisfaction, or waiver in writing by Purchaser, on or prior to the Initial Royalty Payment Date, of each of the following conditions:

     7.1 Bulk Sale Compliance. Purchaser and the Company shall send a notice of the transaction contemplated under this Agreement, in compliance with the provisions of Sections 6101-6111 of the California Commercial Code, to all known creditors of the Company, publish the same notice at least once in a newspaper of general circulation in Santa Clara County, California, record the same notice with the County of Santa Clara, and deliver by certified mail the same notice to the tax collector of the County of Santa Clara. The Company shall pay or settle any and all creditors claims, if any, made against the Company as a result of such publication of such notice.

     7.2 Good Standing and Tax Clearance Certificate. Purchaser shall have received a certified certificate from the California Secretary of State attesting that the Company is in good standing as of the Closing Date, and a certificate of tax for the Company from the California Franchise Tax Board.

                                  ARTICLE VIII

            CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATION TO CLOSE

     The obligations of the Company to consummate this Agreement as provided hereunder are subject to the satisfaction, or waiver in writing by the Company, on or prior to the Closing Date, of each of the following conditions:

     8.1 Corporate Action. All corporate and other actions necessary to authorize the consummation of the transactions contemplated hereby by Purchaser shall have been duly taken prior to the Closing Date, and Purchaser shall have delivered to the Company a certificate of Purchaser to that effect together with a certified copy of resolutions of the Board of Directors of Purchaser authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, all in form and substance satisfactory to the Company and its counsel.

     8.2 Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though all such representations and warranties had been made as of such date and there shall have been delivered to the Company certificates validly executed by an authorized officer of Purchaser to that effect, dated as of the Closing Date.

     8.3 Performance of Obligations. Each and all of the covenants and agreements of Purchaser to be performed or complied with pursuant to this Agreement shall have been duly performed and complied with in all material respects or duly waived by the Company and there shall have been delivered to the Company a certificate validly executed by an authorized officer of Purchaser to that effect, dated as of the Closing Date.

     8.4 Opinion of Counsel. The Company shall have been furnished an opinion, dated the Closing Date, of counsel for Purchaser, in a form acceptable to the Company.

     8.5 Governmental Approvals. Any and all approvals and authorizations of, filings and registrations with, and notifications to, any governmental or regulatory authority required for the execution and delivery of this Agreement by Purchaser, the performance of its obligations hereunder and the transactions contemplated by this Agreement, not otherwise waived in writing by the Company, shall have been duly obtained or made and shall be in full force and effect.

     8.6 Litigation. At the Closing Date, there shall be no litigation pending or threatened in which any injunction is or may be sought against or seeking damages from the Shareholders, the Company or Purchaser in connection with the transaction contemplated hereby.

                                  ARTICLE IX

               OPERATION OF THE COMPANY PRIOR TO THE CLOSING DATE

     During the period from the date of this Agreement to January 1, 1996, except as otherwise consented to by Purchaser in writing, the Company will and from January 1, 1996 to the Closing Date the Purchaser carry on its business in, and only in, the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, licenses, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired in all material respects at the Closing Date.

The Company will not sell, assign, transfer, license or otherwise dispose of any Intellectual Property prior to the Closing Date without the written consent of Purchaser.

                                    ARTICLE X

               POST-CLOSING COVENANTS OF THE COMPANY AND PURCHASER

     10.1 Non-Competition and Non-Solicitation.

          (a) Non-Competition. For a period of three (3) years after the Closing Date, the Company and Don Sumner and Deborah Sumner shall not engage, directly or indirectly, in the business of acquiring, developing, marketing, distributing, licensing, or maintaining systems and application computer programs having any function similar to, competitive with, or substitutable for, the Software Products, anywhere in the United States, except as a customer or authorized distributor of Purchaser or otherwise with Purchaser's consent (which may be withheld in Purchaser's sole discretion). The Company acknowledges and agrees that the current market for the Software Products extends throughout North America and it is therefore reasonable to prohibit the Company from competing with Purchaser anywhere in such territory. The Company further acknowledges that Purchaser enters into this Agreement in reliance on its ability to use, modify, license, market, distribute and maintain the Software Products free from any competition from the Company.

          (b) Nonsolicitation. For a period of three (3) years after the Closing Date, the Company and Don Sumner shall not solicit, divert, or recruit, directly or indirectly, for its own benefit or for the benefit of any other person or entity, any customer or any employee of Purchaser.

          (c) Remedies. The Company expressly acknowledges and agrees that the Business is highly competitive and that a violation of any of the provisions of this Section 10.1 would cause immediate and irreparable harm, loss and damage to Purchaser not adequately compensable by a monetary award. Without limiting any of the other remedies available to Purchaser at law or in equity, or Purchaser's right or ability to collect money damages, the Company agrees that any actual or threatened violation of any of the provisions of this Section 10.1 may be immediately restrained or enjoined by any court of competent jurisdiction, and that a temporary restraining order or emergency, preliminary or final injunction may be issued in any court of competent jurisdiction. Except as otherwise provided in this Agreement, the provisions of this Section 10.1 shall survive the termination of this Agreement.

          (d) Enforcement. It is the desire of the parties that the provisions of this Section 10.1 be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, without in any way limiting the general application of Section 18.6 of this Agreement, if any particular portion of this Section 10.1 shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any party or circumstance shall be adjudicated to be prohibited by or invalidated by such laws or public polices, such section or sections shall be deemed amended to delete therefrom such portions so adjudicated, such deletions to apply only with respect to the operation of such section or sections in the particular jurisdictions so adjudicating on the parties and under the circumstances as to which so adjudicated.

     10.2 Consulting Services. For a period of ninety (90) days following January 1, 1996, the Company agrees to make available to the Purchaser without expense to the Purchaser, the services of Don Sumner to consult with the Company with respect to the Business, provided, however, that in the event on-site consultation is required, the Purchaser shall pay Don Sumner Seventy Five Dollars ($75) per hour for such consulting services. The Purchaser shall not require Don Sumner to consult more than ten percent (10%) of his time during any month.

     10.3 Lease. Purchaser and the Company agree to cooperate and to take any action necessary to terminate the Company's Lease with Dell Associates II for the Company's Campbell, California facility. Purchaser shall not under any circumstances be obligated to assume the Company's Lease, and Purchaser shall have no liability to the Company or to the landlord in connection with such Lease. Purchaser agrees to pay to the Company an amount equal to the rent due under such Lease for any month or part of a month during which the Purchaser occupies such facility.

     10.4 Allocation of Purchase Price. The Purchase Price shall be allocated to the Assets and Assumed Liabilities as set forth in Schedule 10.4, and all tax returns and reports filed by the Company and Purchaser with respect to the transactions contemplated by this Agreement shall be consistent with that allocation.

                                   ARTICLE XI

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     All representations and warranties made by the parties hereto as to any fact or condition existing on or before the Closing Date of this Agreement, in any Schedule hereto, in the Closing Balance Sheet or in any certificate delivered pursuant hereto, shall survive the closing of all transactions pursuant to this Agreement and remain in full force and effect for the period of thirty-six (36) months following the Closing Date.

                                   ARTICLE XII

                                INDEMNIFICATION

     12.1 The Company Indemnification. The Company will indemnify, defend and hold harmless Purchaser, and its shareholders, directors, officers, employees, agents, successors and assigns from and against all damages, losses, liabilities, costs, expenses, assessments, taxes, penalties, fines, claims, demands, actions, suits and proceedings, including, reasonable attorneys', accountants' and other professionals' fees, costs and expenses of investigation and defense, and disbursements incurred therewith, after offset by any related insurance proceeds or other recovery, and with offset for any reduction of taxes realized on account of such losses and solely to the extent of any accrued and unpaid Royalty amount due on or prior to January 31, 1999, arising out of or resulting from any of the following:

          (a) Breach of Obligation. Any material breach of any representation, warranty, or agreement of the Company contained in or made pursuant to this Agreement or any Schedule attached hereto, including the agreements and other instruments contemplated hereby and the financial statements and documents delivered pursuant hereto;

          (b) Liabilities. Any material liabilities or obligations of any kind or nature whatsoever, whether accrued, absolute, contingent, or otherwise, known or unknown, arising out of or in connection with the conduct of the Business or the ownership or use of the Assets prior to the Closing Date;

          (c) Failure to Obtain Consents. Any failure to obtain any material consents from any third parties as required under this Agreement;

          (d) Noncompliance with Bulk Sales Law. Any failure to comply with any "bulk sales" or similar laws relating to notices to creditors; and

          (e) Incidental Matters. To the extent not covered by the foregoing, any and all material demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expense, including reasonable attorneys', accountants' and other professionals' fees and expenses, other expenses of investigation, handling, and litigation and settlement amounts, together with interest and penalties, incident to the foregoing.

     12.2 Purchaser Indemnification. Purchaser will indemnify, defend and hold harmless the Company and its shareholders, directors, officers, employees, agents, successors and assigns from and against all damages, losses, liabilities, costs, expenses, assessments, taxes, penalties, fines, claims, demands, actions, suits and proceedings, including, reasonable attorneys', accountants' and other professionals' fees, costs and expenses of investigation and defense, and disbursements incurred therewith, after offset by any related insurance proceeds or other recovery, and with offset for any reduction of taxes realized on account of such losses, arising out of or resulting from any of the following:

          (a) Breach of Obligation. Any material breach of any representation, warranty, or agreement of Purchaser contained in or made pursuant to this Agreement or any Schedule attached hereto, including the agreements and other instruments contemplated hereby and the documents delivered pursuant hereto; and

          (b) Incidental Matters. To the extent not covered by the foregoing, any and all material demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expense, including reasonable attorneys', accountants' and other professionals' fees and expenses, other expenses of investigation, handling, and litigation and settlement amounts, together with interest and penalties, incident to the foregoing.

     12.3 Notice of Claim. Promptly after service of notice of any written claim or process on a party hereto by any third person in any matter in respect of which indemnity may be sought from the other party hereto, the party so served shall promptly notify the indemnifying party of the receipt thereof. The indemnifying party shall have the right to participate in, or assume, at its own expense, the defense of any such claim or process of settlement thereof. After notice from the indemnifying party of its election so to assume the defense thereof, the indemnified party shall not be liable to such indemnifying party for any legal or other expense in connection with such defense. As long as the indemnifying party is defending such claims diligently, the indemnified party shall not settle, compromise or pay any claim without the consent of the indemnifying party. Such defense shall be conducted expeditiously (but with due regard for obtaining the most favorable outcome reasonably likely under the circumstances, taking into account costs and expenditures) and the party to be indemnified shall be advised of all significant developments. If the indemnifying party shall fail to assume the defense of the indemnified party within a reasonable time (not to exceed 15 days after notice of a claim) or to diligently conduct such defense thereafter, then the indemnified party shall have the right to assume the defense, and compromise or settle the claim, at the risk and expense of the indemnifying party.

     12.4 Offsets. To the extent that the Company is liable to Purchaser or the shareholders of Purchaser for any losses under this Article, Purchaser shall have the right to set-off such amounts against the Purchase Price (including Royalties) owing to the Company.

                                  ARTICLE XIII

                             LIMITATION ON LIABILITY

     The Company's and Don Sumner's total and aggregate liability under this Agreement to Purchaser shall in no event exceed the Purchase Price received by the Company therefor.

                                   ARTICLE XIV

                       TERMINATION; MODIFICATION OR WAIVER

     14.1 Termination. This Agreement (including 10.1 hereof) may be terminated at any time prior to the Closing:

          (a) by mutual written agreement of Purchaser and the Company;

          (b) by Purchaser or the Company, by notice to the other party, if the Closing shall not have taken place prior to _______ __, 1996 (or such later date as agreed to by the parties in writing), subject to any rights accruing to the date of such notice on account of any breach of this Agreement by the opposite party hereto.

          (c) by Purchaser or the Company, if an order is issued by any court, agency, governmental body or public authority of competent jurisdiction to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

     14.2 Modification. This Agreement may be amended, modified and supplemented only by written agreement of the parties hereto.

     14.3 Waiver. Any failure of Purchaser, on the one hand, or the Company, on the other, to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Purchaser in the case of any such failure by the Company or by the Company in the case of any such failure by Purchaser, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 14.3.

                                   ARTICLE XV

                   COSTS INCIDENT TO PREPARATION OF AGREEMENT

     Each of the parties hereto shall pay all costs incurred by it in connection with and incident to the preparation, execution and delivery of this Agreement and the performance of its respective obligations hereunder.

                                   ARTICLE XVI

                       PARTIES IN INTEREST AND ASSIGNMENT

     This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the prior written consent of all of the other parties.

                                  ARTICLE XVII

                                 CONFIDENTIALITY

     Each party will treat as confidential any information concerning the other party or this Sale that has been or is disclosed to such party, together with all notes, memoranda, analyses or other writings prepared using or referring to any confidential information (the "Confidential Material"). To the extent practical, Confidential Material shall be marked "Proprietary" or "Confidential". However, each party acknowledges that it may obtain confidential information in oral discussions, from inspections or otherwise that can not be marked as "Proprietary" or "Confidential." The failure to mark any information as "Proprietary" or "Confidential" shall not mean that the information is not Confidential Material. Confidential Material will not include information which

          (i) is generally available to the public;

          (ii) was known by a party on a nonconfidential basis at the time of disclosure; or

          (iii) was independently developed by a party before receiving the Confidential Material, provided such party has evidence of the development of the information.

                                  ARTICLE XVIII

                                  MISCELLANEOUS

   18.1 Any notice, request, consent, waiver or other communication required or permitted to be given hereunder shall be effective only if in writing and shall be deemed sufficiently given only if delivered in person or sent by telegram, cable or by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

     If to the Company:

               Don Sumner, President
               Visatex Corporation
               13180 Ferrant Court
               San Martin, California 95046

          With a copy (which copy shall not constitute notice) to:

                          Graham & James
                          Attention:  Perpetua B. Tranlong, Esq.
                          5 Palo Alto Square
                          3000 El Camino Real - Suite 1000
                          Palo Alto, California 94306

     If to Purchaser:

               Garrett U. Cohn, President
               Digital Descriptor Systems, Inc.
               2010-F Cabot Blvd. West
               Langhorne, PA  19047
               Fax:  (215) 752-5910

                  With a copy (which copy shall not constitute notice) to: to:

                          Steven B. Randall
                          Schwartz & Freeman
                          401 North Michigan Avenue
                          Suite 1900
                          Chicago, Illinois  60611

or to such other person or address as either such party may have specified in a notice duly given. Such notice or communication shall be deemed to have been given as of the date so delivered, telegraphed, cabled or mailed.

     18.2 This Agreement (including the Exhibits and Schedules) and the documents referred to herein as having been entered into by any of the parties hereto or delivered by a party hereto to another party hereto constitute the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, representations and warranties, whether oral or written, relating to the subject matter hereof. The terms of this Agreement cannot be changed, modified, released or discharged orally.

     18.3 No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

     18.4 This Agreement shall be construed and interpreted in accordance with the laws of the State of Pennsylvania.

     18.5 Any controversy, dispute or claim between the parties arising out of, related to or in connection with this Agreement or the performance or breach hereof (except for any breach or any claim of breach under Section 10.1) shall be submitted to and settled by arbitration conducted by the American Arbitration Association in Chicago, Illinois, in accordance with its commercial arbitration rules as then in effect; provided that the arbitration shall be by a single arbitrator mutually selected by Purchaser and the Company, and if the parties do not agree within twenty (20) days after the date of notification of a request for such arbitration made by either of the parties, the selection of the single arbitrator shall be made by the American Arbitration Association in accordance with said rules. In addition to, and not in substitution for any and all other relief in law or equity that may be granted by the arbitrator, the arbitrator may grant equitable relief and specific performance to compel compliance hereunder. The determination of the arbitrator shall be accompanied by a written opinion of the arbitrator and shall be final, binding and conclusive on the parties, and judgment on the arbitrator's award, including without limitation equitable relief and specific performance, may be entered in and enforced by any court having jurisdiction thereof, in accordance with paragraph 18.4 hereof. Fees and expenses of the American Arbitration Association and of the arbitrator shall be borne as shall be determined by the arbitrator, and the arbitrator may in his discretion award attorneys' fees and expenses in addition to any other remedy that is allowed and regardless of whether such remedy includes an award of damages.

     18.6 The unenforceability or invalidity of any Article or Section or provision of this Agreement shall not affect the enforceability or validity of the balance of this Agreement.

     18.7 The headings of the Articles and Sections contained in this Agreement are for reference purposes only and shall not in any way affect the meaning, interpretation, enforceability or validity of this Agreement.

     18.8 This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all of which together will constitute one and the same agreement.

     18.9 Neither the Company nor Purchaser, nor the shareholders or representatives of either of them, shall make any public announcement or disclosure (except as otherwise permitted herein or required by law) with respect to any of this Agreement or any related transactions, without the prior written consent of the party affected thereby, which consent shall not be unreasonably withheld or delayed.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PURCHASER:                                        COMPANY:

DIGITAL DESCRIPTOR SYSTEMS, INC.,                 VISATEX CORPORATION,
a Delaware corporation                            California corporation

By: /s/ Garrett U. Cohn                 By:  /s/ Don Sumner
    -----------------------                 ---------------------



     IN WITNESS WHEREOF, the following persons execute this Agreement on the date first above written to evidence their agreement to Article X.



 /s/ Don Sumner                                   /s/ Deborah Sumner
 --------------------                             -----------------------
     Don Sumner                                       Deborah Sumner

                                 SCHEDULE 1.1(a)

                   INTELLECTUAL PROPERTY (& SOFTWARE PRODUCTS)


QuikSketch

QuikSketch-EF

CompuSketch - for IBM

CompuSketch - for Macintosh

FotoFile

FotoFile - RMS interface module

BionicArtist - (Image library and Macro for Photofinish, a 3rd party commercial product)

CompuScene - for IBM (templates for VISIO, a 3rd party commercial product)

CompuScene - for Mac (templates for Macdraft, a 3rd party commercial product)

Disguiser - (Image library and Macro for Photofinish, a 3rd party commercial product)

MARS - (Application program for Alpha4 Database, a 3rd party commercial product)

Products in development

FotoFind
FacePublisher (Image library for PicturePublisher, a 3rd party commercial product)

General technology

Purchaser is granted a non-exclusive right to use the following technologies:

C-modules of a general nature
C++modules of a general nature
Version-making utilities
Text string handling functions (for ease of modification and internationalization) Build process procedure and utility files

                                 SCHEDULE 1.1(b)

                                    EQUIPMENT

- - --------------------------------------------------------------------------------
LOCATION     QTY.       DESCRIPTION                SIZE            MAKE
- - --------------------------------------------------------------------------------
LOBBY
             1          DESK, WOOD                 2.5' x 5'
             1          CONF. TABLE, FOLDING       3' x 6'
             5          FILE CABINETS, METAL       4 DRAWERS
             1          CHAIR, SECRETARY           ROLLER
             2          CHAIRS, STRAIGHT
             4          FILE DRAWER, PULLOUT       LETTER, 24"     HERMAN MILLER
             1          FILE DRAWER, PULLOUT       LETTER, 48"     HERMAN MILLER
                        DIVIDER                    H. = 5'         HERMAN MILLER
- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
LOCATION     QTY.       DESCRIPTION                SIZE             MAKE
- - --------------------------------------------------------------------------------
PROD.RM.     1          COMPUTER, M.S. 8MB. RAM    386,84MB,120MB
             1          VGA                        14", COLOR
             1          MODEM                      14.4KB           ROBOTICS
             1          COMPUTER,APPLE MAC+        1 MB.            APPLE
             1          HARD DRIVE, EXT.           32MB             PL30
             1          HARD DRIVE, EXT.           40MB             EVEREX
             1          FLOPPY DRIVE, EXT.         3.5, DD          APPLE
             1          IMAGEWRITER PRINTER                         APPLE
             1          PRINTER                    WIDE CARRIAGE    PANASONIC
             1          PRINTER                    LETTER SIZE      PANASONIC
             2          BOOK SHELF, WOOD           5 SHELVES        1'x 2.5'
             1          BOOK SHELF, WOOD           2 SHELVES        1'x 3'
             1          RACK, METAL                4 SHELF          16"x 36"
             2          DESK CHAIR, ROLLER
             1          DESK CHAIR                 EXEC. STYLE
             1          CHAIR, STRAIGHT
             1          DESK, WOOD                 29"x 5'          W/SIDE ARM
             1          WHITE BOARD                4'x 8'
- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
LOCATION     QTY.       DESCRIPTION                SIZE            MAKE
- - --------------------------------------------------------------------------------
KEVIN'S OFF.
             1          COMPUTER, MAC SE           20 MB.               APPLE
             1          MONITOR, B&W               14"                  'EXE'
             1          DESK, METAL                2.5'x 5'
             1          BOOKCASE, WOOD             3 SHELF, 1' x 2'
             1          CHAIR, EXEC. STYLE         W/ROLLERS
             1          LAMP, ADJUSTABLE           FLOR. & INCAND.
                        DIVIDER                    H = 5'          HERMAN MILLER
- - --------------------------------------------------------------------------------


- - --------------------------------------------------------------------------------
LOCATION     QTY.       DESCRIPTION                SIZE                 MAKE
- - --------------------------------------------------------------------------------
WAREHOUSE
             1          PRINTER, LASER             LASERWRITER PLUS     APPLE
             1          FAX MACHINE                PRIORITY FAX 2000    EPSON
             1          BOOKCASE, WOOD             3 SHELF, 14" x 36"   H = 45"
             1          BOOKCASE, WOOD             4 SHELF, 15" x 30"   H = 5'
             2          BOOKCASE, WOOD             5 SHELF, 10" x 32"   H = 64"
             1          BOOKCASE, WOOD             5 SHELF, 14" x 27"
             1          RACK, METAL                3 SHELF, 1' x 2.5'   H = 5'
             6          RACK, METAL                4 SHELF, 1.5' X 3'   H = 70"
             1          TABLE, WOOD (DESK)         2' X 4'              H = 30"
                        DIVIDER                    H = 5'               HERMAN MILLER
             1          DESK, METAL                2.5 X 5'
             1          COMPUTER, 286              50 MB., 2 MB.        COMPUSTAR
             1          MONITOR, COLOR, VGA        14"                  HYUNDIA
             2          OPTICAL DRIVE, EXT.        500 MB.              PANASONIC

             1          FLOPPY DRIVE, EXT.         3.5"                 EASY FLOPPY
             3          FILE CABINET               4 DRAWER, LETTER
             1          FILE CABINET, FIREPROOF    4 DRAWER, LETTER
             6          TABLE, FOLDING             2.5' X 6'
             1          COMPUTER, PORTABLE         486, 8 MB., 210 MB.  SONGTECH
                        (LCD)
             2          MONITOR, COLOR             14"                  SONY,
                                                                        MITSUBISHI
             1          COMPUTER, MINITOWER        386SX, 8 MB.,
                                                   480 MB.              M.S.
             1          PRINTER, LASER             ACTION LASER 1500    EPSON
             1          LIGHT TABLE                                     COPYMATE II
             1          TABLE, UTILITY             2 SHELF, 3' X 6'
             1          SHRINK WRAP MACHINE        22"                  TRACO MFG.
             1
             1          T.V.                       12", B&W             M.W.
             1          VIDEO CAMERA               8 MM                 SONY
             1          VIDEO CAMERA               VHS                  QUASAR
             1          MICROWAVE OVEN                                  G.E.
             1          COFFEE MAKER               10 CUP               PROCTOR-SILEX
- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
LOCATION     QTY.       DESCRIPTION                SIZE                 MAKE
- - --------------------------------------------------------------------------------
WAREHOUSE
#2
             1          BOX FAN
             1          PEDESTAL FAN
             3          DESK CHAIR                 W/ ROLLERS
             3          FILE DRAWER, PULLOUT       LETTER, 24"          HERMAN
                                                                        MILLER
             1          PAPER CUTTER
             4          CHAIRS, STRAIGHT
             1          CASE, TRANSIT                                   ZERO
             1          TRIPOD, CAMERA
             1          FAX MACHINE                                     EPSON
             1          FIRE EXTINGUISHER          DRY, 4 LBS
- - --------------------------------------------------------------------------------


- - --------------------------------------------------------------------------------
LOCATION     QTY.       DESCRIPTION                SIZE                 MAKE
- - --------------------------------------------------------------------------------
GENERAL
             16         TELEPHONE, 12 BUTTON       MODEL KXT 123230     PANASONIC
             1          SWITCH MODULE, PHONE       MODEL 1232, 12 L.    PANASONIC
- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
LOCATION     QTY.       DESCRIPTION                SIZE                 MAKE
- - --------------------------------------------------------------------------------
GRANT'S OFF.
             1          COMPUTER, 486, 16 MB       420 MB., 810 MB      M.S.
             1          MONITOR, COLOR SVGA        14"                  IMPRESSION 5
             1          PRINTER, FX 860            9 PIN                EPSON
             1          FILING CABINET, METAL      4 DRAWER, LETTER
             1          TABLE, FOLDING             2.5' X 6'
             1          DESK, METAL                2.5' X 5'
             2          CHAIR, EXEC                W/ROLLERS
             1          BOOKCASE, WOOD             5 SHELF, H = 60"
             1          BOOKCASE, METAL            4 SHELF, H = 52"
             1          WHITEBOARD                 2' X 3'
                        DIVIDER                    H = 5'
- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
LOCATION     QTY.       DESCRIPTION                SIZE                 MAKE
- - --------------------------------------------------------------------------------
DON'S RM.
             1          COMPUTER, M.S. 486-16      8 MB., 210 MB.
             1          MONITOR                    14", COLOR
             1          MODEM                      14.4 KB
             1          COMPUTER, APPLE MAC LC     8 MB. 80 MB.         APPLE
             1          HARD DRIVE, EXT.           240 MB.
             1          SCANNER                    ES 1200 C            EPSON
             1          MONITOR                                         APPLE
             3          FILE CABINET               2 DWR., LEGAL
             1          FILE CABINET               4 DWR., LETTER
             1          DESK, WOOD                 3' X 6'
             1          CHAIR, ROLLER              EXEC STYLE
             1          CHAIR, STRAIGHT
             1          WHITE BOARD                3' X 4'
- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
STEVE
KLEMENT
             1          FAX MACHINE
             1          PRINTER, LASER                                  TEXAS INST
- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
LOCATION     QTY.       DESCRIPTION                SIZE                 MAKE
- - --------------------------------------------------------------------------------
SHELF        1          COMPUTER, MAC SE           40 MB.               APPLE
KEVIN'S      1          HARD DRIVE, EXT.           20 MB.               DATA FRAME
SHELF        1          HAND SCANNER               SCANMAN H7M-1        LOGITECH
FLOATING     1          COMPUTER, LAPTOP           8 MB., 130 MB.       WYSE
SPARE OFFICE 1          MONITOR, COLOR             14"                  INTRA
             1          CHAIR, EXEC. TYPE          W/ ROLLERS
             1          CHAIR, STRAIGHT
             1          DESK, METAL                2.5' X 5'
- - --------------------------------------------------------------------------------


- - --------------------------------------------------------------------------------
LOCATION     QTY.       DESCRIPTION                SIZE                 MAKE
- - --------------------------------------------------------------------------------
CONF. RM
             1          T.V., COLOR                20"                  PANASONIC
             1          V.C.R., SVHS                                    RCA
             1          V.C.R., VHS                                     QUASAR
             1          V.C.R., VHS                                     EMERSON
             1          V.C.R., VHS                (COLOR PROB.)        CURT. MATHES
             1          T.V. RACK, 2 SHELF         42" W/ ROLLERS
             3          TAPE REWINDERS             VHS
             1          VIDEO SW. BOX              1 IN, 5 OUT          ARCHER
             1          VIDEO DIST. AMP            1 IN, 4 OUT          VIDEO ACC.
                                                                        CORP
             1          TBC/FRAME SYNC             AP-41-SF             HOTRONIC, INC.
             4          CHAIRS STRAIGHT
             1          WHITE BOARD                3' X 4'
             1          CONF. TABLE, ROUND         42" DIAM
- - --------------------------------------------------------------------------------

                                  SCHEDULE 1.2

                                ASSUMED CONTRACTS

*  Visatex software - Support Contracts - See attached list

*  Visatex software - Rentals - See attached list

*  Copier Lease - Lease Partners

*  Copier Maintenance - Rabbit Copiers

*  Building Lease (until terminated)

*  Workers Comp Insurance - ITT Hartford

*  Liability Insurance - ITT Hartford

*  General Business Insurance (fire, etc.) - ITT Hartford

*  Various building expenses (until cancelled)

   Action Maintenance - Janitorial         Alhambra - Water
   AnswerPlus - Answering service          AT&T - Phone
   Bell South - TN Office phone            Green Valley - trash
   Kaiser - Health Ins. for G. Martin      PacBell - Phone
   PageNet - Pager (1)                     PG&E - Power
   Sonitrol - Alarm System                 UPS


                                     RENTALS
- - ---------------------------------------------------------------------------------------
1     AGENCY NAME              PRODUCT       $/YEAR       YEARS         OPN     BILLING
                                                          REMAIN        INV     MONTH
- - ---------------------------------------------------------------------------------------
2     ADA CO ID                QSK           480          4                     MAY
3     ARKANSAS UN              QSK           775          3                     OCT
4     BOON CO MO               QSK           480          3                     MAR
5     BOSTON COLLEGE           QSK EF        875 + 457    1-1/2                 AUG
                                             (IN 97)
6     CARIBOU NC               QSK           480          1                     JUL
7     CERES CA                 QSK EF        875          2                     JAN
8     CHATHAM CO GA            QSK           405          1                     JAN
9     CLOVIS CA                QSK (MAC)     900          1                     JUN
10    COOL VALLEY MO           QSK           480          2                     MAR
11    DEERFIELD IL             QSK           480          1                     APR
12    FAIRVIEW PA              QSK           480          3                     JAN
13    FARGO ND                 QSK           480          1                     JUL
14    FORT WAYNE IN            QSK           1250         2                     DEC
15    GLENWOOD IL              QSK           480          2                     JUN
16    GOOD LETTERVILLE TN      QSK           480          2                     SEP
17    HALLENDALE FL            QSK           900                        1       NOV
18    HOMETOWN IL              QSK EF        875          3                     APR
19    JEFFERSON LEWIS          QSK           1250         1             1       DEC
      BOSES NY
20    JEFFERSON TECH COL       C'sc          100          OPEN END              APR
      OH                       TEMPLATES
21    JEFFERSON TECH COL       10 KEYS       750          OPEN END              MAY
      OH
22    KANE CO IL               QSK           816          1                     JUL
23    LAKE STATION IN          QSK           480          2                     OCT
24    LAS VEGAS NV             QSK EF        875          1             1       SEP
25    LIMA OH                  QSK           480          1                     APR
- - ----------------------------------------------------------------------------------------


                                     RENTALS
- - ---------------------------------------------------------------------------------------
1     AGENCY NAME              PRODUCT       $/YEAR       YEARS         OPN     BILLING
                                                          REMAIN        INV     MONTH
- - ---------------------------------------------------------------------------------------
2     LOMPOC CA                QSK           480          3                     MAR
3     LOS ALAMOS NM            QSK EF        875          2                     MAR
4     LOS DATAS                QSK           480          1                     FEB
5     LOUISVILLE UNIV KY       QSK EF        875          1                     JUL
6     MECHANICSBURG PA         QSK           480          3                     FEB
7     MORGAN HILL CA           QSK
8     NORRIDGE IL              QSK           480          3                     APR
9     PENNINGTON CO SD         QSK           1250                       1       DEC
10    PIKES PEAK CAL CO        KEYS          420          OPEN END              JUL
11    PLEASANT GROVE           QSK           480          1                     JAN
12    QUINCY IL                QSK           480          1                     JUL
13    REDDING CA               QSK           900                        1       AUG
14    SOMERVILLE MA            QSK EF        660                        1       JUL
15    SOMERVILLE MA            QSK EF        790          4                     JUL
16    SPARTANBURG CO SC        QSK           480          3                     MAY
17    TRACY CA                 QSK           480          2             1       OCT
18    POSTAL INSP IL           QSK EF        875          2                     OCT
- - ---------------------------------------------------------------------------------------


- - ---------------------------------------------------------------------------------------
19    US STEEL IN              QSK           480          4                     MAR
20    WARD CO ND               QSK           408          3                     SEP
21    WEST NEW YORK NJ         QSK           480          2                     SEP
22    WINDSOR ONT CAN          QSK EF        875          2                     JAN
23    WOODRIDGE IL             QSK           980          1                     APR 96
24    WOODRIDGE IL             QSK           316          1                     APR 97
25    YAKIMA WA                QSK           1250         1                     FEB
- - ---------------------------------------------------------------------------------------


                                SOFTWARE SUPPORT
- - --------------------------------------------------------------------------------
1     AGENCY NAME           PRODUCT          $/YEAR    REMAINING    OPEN INV'S
- - --------------------------------------------------------------------------------
2     BOSTON U.             QSK EF                     12/31/95
3     DUPAGE SO             FF. CSKETCH                8/31/96
4     EAU CLAIRE SO         FF                         12/31/95
5     GA INST TECH          CSK MAC                    7/31/96
6     HALIFAX PD            CSK CSCENE                 9/30/95      NOT PAID 96
7     IDAHO DLE             CSK CSCENE                 7/31/96
8     KENOSHA               FF, CSK, CSCENE            12/31/95
9     LANGLADE SO           FF                         12/31/96
10    LEAGUE CITY PD        CSKETCH                    8/31/96
11    MARINA PD             FF, QSK                    12/31/96
12    MI STATE PD           CSCENE                     7/31/96
13    NESPIN                CSCENE                     9/30/95      NOT PAID 96
14    OVERLAND PD           FF, CSKETCH                12/31/95
15    PASADENA PD           FF                         12/31/96
16    US POSTAL INSP        FF                         10/31/96
17    VALPARAISO PD         FF, CSKETCH                12/31/95
18    WEBSTER PD            QSK                        4/30/96
19    WOODRIDGE             CSK, QSK-EF                7/31/96

                                  SCHEDULE 1.4

                                 EXCLUDED ASSETS


         *Computer - 486-33
         With copies of all Visatex software, text files for User Manuals and Literature. Don Sumner requires this to fulfill consulting Agreement.

         *Accounts Receivables
         All invoices dated prior to Dec. 31, 1995

         *Cash in banks

         *Rent Deposit - $1575.00

                                 SCHEDULE 3.1(b)

                            MINIMUM COMMISSION RATES

    QuikSketch                            $170

    QuikSketch-EF                         $335

    CompuSketch - for IBM                 $445

    CompuSketch - for Macintosh           $445

    FotoFile                              $300 Base +$120/station or $1000/site

    Fotofile - RMS interface module       $180

    CompuScene                            $ 60

    Disguiser                             $100

    MARS                                  $180

    FotoFind                              $400

    FacePublisher                         $100

                                  SCHEDULE 4.5

                              CHANGES IN CONDITION


N/A

                                  SCHEDULE 4.6

                        VIOLATION OF STATUTE OR CONTRACT


N/A

                                  SCHEDULE 4.8

                               ACCOUNTS RECEIVABLE

- - --------------------------------------------------------------------------------
Customer              Date                 Invoice              Amount
- - --------------------------------------------------------------------------------
Mesquite              11/15/95             111551                 56.25
Eau Claire            11/1/95              1763                  250.00
Kenosha               11/1/95              1764                  250.00
Valparaiso            11/1/95              1769                  250.00
Boston Univ.          11/1/95              1770                  100.00
Travis CO SO          11/7/95              1773                 2995.00
Wyomissing            11/20/95             1777                  240.00
Orange                11/28/95             1781                  195.00
Charlotte             11/29/95             1782                   56.25
Somerville            11/28/95             1780                  660.00
New Castle            12/13/95             1795                  595.00
Ward CO SO            12/2/95              1784                  480.00
Galveston             12/1/95              1786                 1250.00
Jefferson             12/1/95              1787                 1250.00
Pennington            12/1/95              1788                 1250.00
LAPD                  10/30/95             1754                 4324.59
Clovis                6/1/95               1662                  960.75
Redding               8/1/95               1696                  947.25
Las Vegas NV          0/1/95               1720                  875.00
Arkansas U            10/1/95              1747                  775.00
Jefferson Tch         4/30/95              1643                  750.00
Langlade              1/19/95              1557                  500.00
Halifax               8/1/95               1698                  100.00
Pitkin                11/16/94             1507                   50.00
Lenoir City           12/18/95             1798                 3995.00
Miami Beach           12/27/95             1802                 1000.00
Boston U              12/20/95             1799                  100.00
Cascade               12/24/95             1801                   75.00
Del Rio               12/29/95             1803                 3345.00
Derry Borough         5/25/95              52551                  18.30
Morgan Hill           9/1/94               1438                  974.25
- - --------------------------------------------------------------------------------

                                  SCHEDULE 4.9

                                PREPAID EXPENSES


Kaiser health insurance - Jan 96 for Grant Martin - $145.38

                                  SCHEDULE 4.11

                           TANGIBLE PERSONAL PROPERTY


See Log 1.1(b)

                                  SCHEDULE 4.12

                                    DEPOSITS

Building Lease = $1575.00

                                SCHEDULE 4.14(b)

                        CLAIMS ASSERTED BY THIRD PARTIES

N/A

                                SCHEDULE 4.14(d)

                       PROCEDURES FOR COPYRIGHT PROTECTION

The company used its best efforts to use the Trademark superscript (TM) at least once in each advertisement, press release, or sales literature for all products listed in Schedule 1.1 (c)

The company used its best efforts to place the following copyright notice on all manuals, disk labels, and opening screens of software published by the company. C Copyright (year(s)) Visatex Corporation

                                SCHEDULE 4.14 (h)

                      SOFTWARE PRODUCTS LICENSED BY COMPANY

*   Zing Compressing software for use in Fotofile
    (200 installations left)

*   Accusoft Image library for use in Fotofile

*   TBase tools for use in Fotofile

*   SunShow Imaging library for use in FotoFile

*   Visual Release Installer program for producing products & demos

                                  SCHEDULE 4.16

                        GOVERNMENTAL PERMITS AND LICENSES


Business License - Campbell CA

Reseller Permit - SRGH 26-773013

Export License -  Certified under GTDR

                                  SCHEDULE 4.17

                              CLAIMS AND LITIGATION


N/A

                                  SCHEDULE 4.19

                                   TAX MATTERS

N/A

                                  SCHEDULE 4.20

                        COMPANY SPONSORED EMPLOYEE PLANS


N/A except Kaiser Medical for Grant Martin

Company pays 50%, 50% Payroll Deduction

                                  SCHEDULE 10.4

                                 TAX ALLOCATION


10% of the Purchase Price shall be allocated to the tangible equipment and assets of the Company, and 90% of the Purchase Price shall be allocated to the Company's intangible rights, properties and goodwill.